Exhibit 107

Calculation of Filing Fee Table

Form S-8 (Form Type)

PagerDuty, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Jeli, Inc. 2019 Stock Plan, as amended Common Stock, par value $0.000005 per share	Rule 457(h)	61,719(2)	13.00(3)	802,347.00	.00014760	118.43
Total Offering Amounts					$802,347.00		$118.43
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$118.43

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of PagerDuty, Inc. (the “Registrant”) that become issuable under the Jeli, Inc. 2019 Stock Plan (the “Jeli Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)Pursuant to an Agreement and Plan of Reorganization by and among Registrant, Jolt Merger Sub, Inc., and Jeli, Inc., and Shareholder Representative Services LLC, as the Stockholder Representative, dated as of November 2, 2023, PagerDuty assumed, on November 15, 2023, the outstanding unvested options to purchase shares of common stock of Jeli, Inc. pursuant to the Jeli Plan, and such options became exercisable to purchase shares of Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

(3)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of the outstanding options under the Jeli Plan and assumed by PagerDuty.